EXHIBIT 6




                                   CSW CREDIT, INC.
                                 AFFILIATED COMPANIES
                               FACTORING EXPENSE SAVINGS
                         THREE MONTHS ENDED SEPTEMBER 30, 1999
                                      (thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $3,157           $2,400               $757
PSO                          1,895            1,436                459
SWEPCO                       2,617            1,825                792
WTU                          1,138              853                285
                           --------        ---------        -----------

TOTAL                       $8,807           $6,514             $2,293
                           ========        =========        ===========